Exhibit 99.1

Cincinnati Bell Inc. Reports Second Quarter 2010 Results

  Second quarter Adjusted EBITDA of $125 million is strongest quarterly performance since 2004 and up $8 million or 7 percent year-over-year driven by increased revenue and continued expense management
  Completed acquisition of largest Texas-based data center operator CyrusOne for $525 million, increasing the company’s data center raised floor capacity to 621,000 square feet
  Increased earnings guidance for 2010 to reflect strong year-to-date performance and acquisition of CyrusOne

CINCINNATI--(BUSINESS WIRE)--August 4, 2010--Cincinnati Bell Inc. (NYSE:CBB) today announced financial results for the second quarter of 2010. For the quarter, revenue was $339 million, an increase of 3 percent compared to the second quarter of 2009. Operating income was $70 million, and net income of $10 million resulted in diluted earnings per share of 3 cents, which included special item charges totaling 8 cents as noted in the attached financial tables. Diluted earnings per share excluding special items1 was 11 cents. Cincinnati Bell generated adjusted earnings before interest, taxes, depreciation and amortization2 (Adjusted EBITDA) of $125 million in the second quarter, its highest quarterly Adjusted EBITDA since the third quarter of 2004, and an $8 million increase compared to last year.

For the first six months of 2010, Cincinnati Bell had operating income of $152 million and generated Adjusted EBITDA of $248 million. Adjusted EBITDA is up $18 million compared to the first half of 2009.

“Cincinnati Bell’s first half Adjusted EBITDA is its highest since 2003. These results provide a solid foundation to build on for the remainder of the year and enable us to increase our annual Adjusted EBITDA guidance,” said Jack Cassidy, president and chief executive officer. “Cincinnati Bell continues to deliver value to customers through new communication and entertainment products and services. At the same time, the acquisition of CyrusOne will allow our Technology Solutions segment to respond to continued and growing demand for data center colocation services.”

Quarterly Highlights

  Technology Solutions quarterly revenue of $87 million increased by $18 million, or 27 percent, compared to 2009, and reflects 20 days of CyrusOne operations since the acquisition date of June 11, 2010. Data center and managed services revenue includes $4.2 million of CyrusOne revenue and was up $7 million or 21 percent compared to the second quarter of 2009. Operating income of $5 million was flat compared to the second quarter of last year, and includes CyrusOne operating income of $1.3 million and restructuring charges of $2 million associated with Technology Solutions expense reduction plans. Adjusted EBITDA for the quarter was $14 million, a 30 percent increase versus the second quarter of 2009 primarily due to higher data center and managed services revenues and $2.5 million of Adjusted EBITDA contribution from the CyrusOne operations.
  Wireless operating income increased by $8 million to $19 million in the second quarter of 2010, and Wireless Adjusted EBITDA increased by $6 million, or 28 percent, to $27 million. The Adjusted EBITDA margin3 of 37 percent continued its strong trend from the first quarter of 2010, and represents the highest quarterly Adjusted EBITDA margin since the third quarter of 2003. Wireless had 85,600 postpaid smartphone subscribers at the end of the second quarter, 46 percent more than the smartphone subscribers at the end of the second quarter of 2009.
  Wireline continued to produce a solid Adjusted EBITDA margin of 47 percent in the face of slightly declining revenue. Quarterly operating income of $59 million included a restructuring charge of $3 million related to a real estate consolidation initiative that moved approximately 450 employees from leased space into owned real estate and reduced utilized leased office space by 50,000 square feet. Cincinnati Bell continued to expand availability and penetration of its Fioptics product suite and added 3,000 entertainment customers during the second quarter. Homes passed increased to 55,000 at the end of the second quarter, up from 41,000 at the end of 2009. The company has attained a customer penetration rate of approximately 30 percent of homes passed after six months or longer.

  As a result of the CyrusOne acquisition and its related financing, Cincinnati Bell’s net debt4 was $2.5 billion at the end of the second quarter.

Financial and Operations Review

“We are pleased with our second quarter financial results, which demonstrate the impact of revenue growth and vigilant cost management,” said Gary Wojtaszek, chief financial officer. “The completion of the CyrusOne acquisition was an important step toward our goal to be the preferred provider of global data center colocation services to Fortune 1000 companies. As a result of the refinancing activity completed over the past year, we have no significant debt maturities until 2015, which provides us with the flexibility and liquidity to invest a significant amount of our generated cash flow into developing and growing our global data center business.”

On June 11, 2010, Cincinnati Bell completed the acquisition of data center operator CyrusOne for $525 million, subject to working capital adjustments. Cincinnati Bell secured $970 million of financing to complete the $525 million acquisition, to refinance $415 million of existing revolving credit and secured term loan facilities, and for other general corporate purposes. The new senior credit facilities were comprised of a $210 million secured revolving credit facility and a $760 million secured term loan credit facility.

CyrusOne annualized pro forma second quarter results totaled revenue of $74 million, operating income of $22 million, and Adjusted EBITDA of $42 million.

Wireline Segment

Quarterly revenue equaled $187 million, down 3 percent or $5 million from a year ago. Operating income was $59 million compared to $66 million in the second quarter of 2009 and included a restructuring charge of $3 million related to future lease costs on abandoned leased office space. Adjusted EBITDA totaled $88 million, down 5 percent or $5 million from the prior year quarter.

Year-over-year access line loss in the Cincinnati ILEC territory remained constant with recent trends at 8.0 percent, and year-over-year access line loss for the total company including the Dayton and other CLEC markets was 7.1 percent.

For the quarter, Wireline added 3,000 Fioptics entertainment subscribers and 1,000 high-speed Internet customers (including both Fioptics and DSL). The company now has 17,000 Fioptics entertainment customers and 15,800 Fioptics high-speed Internet customers. Homes passed with Fioptics totaled 55,000 at the end of the second quarter compared to 41,000 at the end of 2009.

Wireless Segment

Quarterly revenue from the Wireless segment decreased 4 percent to $74 million, reflecting lower postpaid service revenue. Operating income for the second quarter 2010 was $19 million, an increase of $8 million from last year, and Adjusted EBITDA was $27 million, an increase of $6 million, or 28 percent, from the second quarter of 2009. The second quarter Adjusted EBITDA margin was 37 percent, an improvement of 9 percentage points compared to the prior year quarter. The improvement was primarily due to reduced expenses for handset subsidies, roaming, and other operating costs.

Postpaid average revenue per user (ARPU) in the second quarter was $50.75 compared to $48.43 a year ago and included data ARPU growth of 20 percent. This improvement reflects positive momentum in acquiring smartphone subscribers. The company now has 85,600 smartphone subscribers, which is 46 percent more than at the end of the second quarter of 2009. Prepaid ARPU was $29.59, up $1.59 year-over-year due to the company’s focus on higher revenue rate plans.

Technology Solutions Segment

Including the results of CyrusOne since its acquisition on June 11, 2010, Technology Solutions quarterly revenue was $87 million, an increase of $18 million or 27 percent from the second quarter of 2009. Data center and managed services revenue grew $7 million, or 21 percent, year-over-year, and telecommunications and IT equipment revenue increased $10 million or 31 percent. Operating income in the second quarter of $5 million included restructuring charges of $2 million and remained flat compared to the prior year quarter. Second quarter Adjusted EBITDA increased $3 million to $14 million, up 30 percent from a year ago, and included $2.5 million of Adjusted EBITDA from the 20 days of CyrusOne operations since the acquisition closed on June 11, 2010.

Data center utilization was 86 percent on 621,000 square feet of data center space at June 30, 2010 compared to 90 percent on 446,000 square feet at the end of the first quarter. The increase in data center square footage was due to the acquisition of CyrusOne.

2010 Outlook

Cincinnati Bell revised its financial guidance for 2010 to reflect its strong first half results and the acquisition of CyrusOne:

Category	Original 2010 Guidance	Updated 2010 Guidance**	CyrusOne	Updated 2010 Guidance
Revenue	$1.3 billion	$1.3 billion	-	$1.3 billion
Adjusted EBITDA	Approx. $460 million*	Approx. $475 million*	$25 million	Approx. $500 million*
Free Cash Flow	Approx. $130 million*	Approx. $130 million*	($10) million	Approx. $120 million*
*Plus or minus 2 percent.
**Excluding impact of CyrusOne acquisition.

Conference Call/Webcast

Cincinnati Bell will host a conference call today at 10:00 a.m. (ET) to discuss its results for the second quarter 2010. A live webcast of the call will be available via the Investor Relations section of www.cincinnatibell.com. The conference call dial-in number is (866) 780-1233. Callers located outside of the U.S. and Canada may dial (816) 581-1571. A taped replay of the conference call will be available one hour after the conclusion of the call until 5:00 p.m. on August 18, 2010. For U.S. callers, the replay will be available at (888) 203-1112. For callers outside of the U.S. and Canada, the replay will be available at (719) 457-0820. The replay reference number is 4636202. An archived version of the webcast will also be available in the Investor Relations section of www.cincinnatibell.com.

Safe Harbor Note

Certain of the statements and predictions contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, statements, projections or estimates that include or reference the words “believes,” “anticipates,” “plans,” “intends,” “expects,” “will,” or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to: changing market conditions and growth rates within the telecommunications industry or generally within the overall economy; changes in competition in markets in which the company operates; pressures on the pricing of company products and services; advances in telecommunications technology; the ability to generate sufficient cash flow to fund the company’s business plan, repay the company’s debt and interest obligations, and maintain its networks; the ability to successfully integrate acquisitions and realize the expected revenue, profitability, and cash flows from those acquisitions, the ability to refinance indebtedness when required on commercially reasonable terms; changes in the telecommunications regulatory environment; changes in the demand for the company’s services and products; the demand for particular products and services within the overall mix of products sold, as the company’s products and services have varying profit margins; the company’s ability to introduce new service and product offerings on a timely and cost effective basis; work stoppage caused by labor disputes; restrictions imposed under various credit facilities and debt instruments; the company’s ability to attract and retain highly qualified employees; the company’s ability to access capital markets and the successful execution of restructuring initiatives; changes in the funded status of the company’s retiree pension and healthcare plans; disruption in operations caused by a health pandemic, such as the H1N1 influenza virus; changes in the company’s relationships with current large customers, a small number of whom account for a significant portion of company revenue; and disruption in the company’s back-office information technology systems, including its billing system. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Cincinnati Bell’s Form 10-K report, Form 10-Q reports and Form 8-K reports. The forward-looking statements included in this release represent company estimates as of August 4, 2010. Cincinnati Bell anticipates that subsequent events and developments will cause its estimates to change.

Use of Non-GAAP Financial Measures

This press release contains information about diluted earnings per share excluding special items, adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), net income excluding special items, free cash flow, and net debt. These are non-GAAP financial measures used by Cincinnati Bell management when evaluating results of operations and cash flow. Management believes these measures also provide users of the financial statements with additional and useful comparisons of current results of operations and cash flows with past and future periods. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. Detailed reconciliations of diluted earnings per share excluding special items, adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), net income excluding special items, free cash flow and net debt to comparable GAAP financial measures have been included in the tables distributed with this release and are available in the Investor Relations section of www.cincinnatibell.com.

1Diluted earnings per share excluding special items provides a useful measure of operating performance. The company defines diluted earnings per share excluding special items as net income excluding special items divided by weighted average diluted common shares outstanding. Diluted earnings per share excluding special items should not be considered as an alternative to comparable GAAP measures of profitability and may not be comparable with the measure as defined by other companies.

2Adjusted EBITDA provides a useful measure of operational performance. The company defines Adjusted EBITDA as GAAP operating income plus depreciation, amortization, restructuring charges, asset impairments, and other special items. Adjusted EBITDA should not be considered as an alternative to comparable GAAP measures of profitability and may not be comparable with the measure as defined by other companies.

3Adjusted EBITDA margin provides a useful measure of operational performance. The company defines Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. Adjusted EBITDA margin should not be considered as an alternative to comparable GAAP measures of profitability and may not be comparable with the measure as defined by other companies.

4Net debt provides a useful measure of liquidity and financial health. The company defines net debt as the sum of the face amount of short-term and long-term debt and unamortized premium and/or discount, offset by cash and cash equivalents.

Free cash flow provides a useful measure of operational performance, liquidity and financial health. The company defines free cash flow as cash provided by (used in) operating, financing and investing activities, adjusted for the issuance and repayment of debt, debt issuance costs, the repurchase of common stock, and the proceeds from the sale or the use of funds from the purchase of business operations, including transaction costs. Free cash flow should not be considered as an alternative to net income (loss), operating income (loss), cash flow from operating activities, or the change in cash on the balance sheet and may not be comparable with free cash flow as defined by other companies. Although the company feels that there is no comparable GAAP measure for free cash flow, the attached financial information reconciles free cash flow to the net increase (decrease) in cash and cash equivalents.

Net income excluding special items provides a useful measure of operating performance. Net income excluding special items should not be considered as an alternative to comparable GAAP measures of profitability and may not be comparable with net income excluding special items as defined by other companies.

About Cincinnati Bell Inc.

With headquarters in Cincinnati, Ohio, Cincinnati Bell (NYSE: CBB) provides integrated communications solutions—including local, long distance, data, Internet, entertainment and wireless services—that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world. In addition, businesses nationwide ranging in size from start-up companies to large enterprises turn to Cincinnati Bell for efficient, scalable office communications systems as well as complex information technology solutions including data center and managed services. For more information, visit www.cincinnatibell.com.

Cincinnati Bell Inc.
Consolidated Statements of Operations
(Unaudited)
(Dollars in millions, except per share amounts)

	Three Months				Six Months
	Ended June 30,		Change		Ended June 30,		Change
	2010	2009	$	%	2010	2009	$	%

Revenue	$338.6	$327.6	$11.0	3%	$662.3	$653.1	$9.2	1%

Costs and expenses
Cost of services and products	146.0	139.1	6.9	5%	279.9	278.1	1.8	1%
Selling, general and administrative	67.2	70.8	(3.6)	(5%)	134.4	144.7	(10.3)	(7%)
Depreciation and amortization	41.3	41.5	(0.2)	(0%)	81.5	80.8	0.7	1%
Restructuring charges (gains)	5.2	0.6	4.6	n/m	5.2	(6.4)	11.6	n/m
Acquisition costs	9.1	-	9.1	n/m	9.1	-	9.1	n/m

Operating income	69.8	75.6	(5.8)	(8%)	152.2	155.9	(3.7)	(2%)

Interest expense	42.4	31.3	11.1	35%	79.5	63.1	16.4	26%
Loss on extinguishment of debt	10.4	0.3	10.1	n/m	10.4	0.3	10.1	n/m
Other expense, net	0.2	-	0.2	n/m	0.1	-	0.1	n/m

Income before income taxes	16.8	44.0	(27.2)	(62%)	62.2	92.5	(30.3)	(33%)
Income tax expense	7.2	17.7	(10.5)	(59%)	29.8	37.4	(7.6)	(20%)

Net income	9.6	26.3	(16.7)	(63%)	32.4	55.1	(22.7)	(41%)

Preferred stock dividends	2.6	2.6	-	0%	5.2	5.2	-	0%

Net income applicable to common shareowners	$7.0	$23.7	$(16.7)	(70%)	$27.2	$49.9	$(22.7)	(45%)

Basic earnings per common share	$0.03	$0.11			$0.14	$0.23
Diluted earnings per common share	$0.03	$0.11			$0.13	$0.23

Weighted average common shares outstanding
(in millions)
- Basic	201.0	213.8			200.9	219.0
- Diluted	205.7	215.6			205.2	220.4

Cincinnati Bell Inc.
Income Statements by Segment*
(Unaudited)
(Dollars in millions)

	Three Months				Six Months
	Ended June 30,		Change		Ended June 30,		Change
	2010	2009	$	%	2010	2009	$	%
Wireline*
Revenue
Voice - local service	$79.3	$87.6	$(8.3)	(9%)	$160.4	$177.8	$(17.4)	(10%)
Data	68.2	69.5	(1.3)	(2%)	136.8	138.9	(2.1)	(2%)
Long distance and VoIP	26.2	24.0	2.2	9%	51.7	48.0	3.7	8%
Other	13.0	10.4	2.6	25%	25.5	20.3	5.2	26%

Total revenue	186.7	191.5	(4.8)	(3%)	374.4	385.0	(10.6)	(3%)

Operating costs and expenses
Cost of services and products	63.0	62.1	0.9	1%	126.9	124.4	2.5	2%
Selling, general and administrative	35.9	37.0	(1.1)	(3%)	71.2	76.2	(5.0)	(7%)
Depreciation and amortization	25.5	25.6	(0.1)	(0%)	50.9	50.9	-	(0%)
Restructuring charges (gains)	3.3	0.6	2.7	n/m	3.3	(6.5)	9.8	n/m

Total operating costs and expenses	127.7	125.3	2.4	2%	252.3	245.0	7.3	3%

Operating income	$59.0	$66.2	$(7.2)	(11%)	$122.1	$140.0	$(17.9)	(13%)

Wireless
Revenue
Service	$68.8	$71.3	$(2.5)	(4%)	$137.7	$142.5	$(4.8)	(3%)
Equipment	4.9	5.2	(0.3)	(6%)	9.2	10.3	(1.1)	(11%)

Total revenue	73.7	76.5	(2.8)	(4%)	146.9	152.8	(5.9)	(4%)

Operating costs and expenses
Cost of services and products	32.3	39.2	(6.9)	(18%)	64.4	79.9	(15.5)	(19%)
Selling, general and administrative	14.3	16.2	(1.9)	(12%)	28.7	34.0	(5.3)	(16%)
Depreciation and amortization	8.3	10.3	(2.0)	(19%)	17.3	19.6	(2.3)	(12%)

Total operating costs and expenses	54.9	65.7	(10.8)	(16%)	110.4	133.5	(23.1)	(17%)

Operating income	$18.8	$10.8	$8.0	74%	$36.5	$19.3	$17.2	89%

Technology Solutions*
Revenue
Telecom and IT equipment distribution	$43.4	$33.1	$10.3	31%	$76.7	$64.2	$12.5	19%
Data center and managed services	37.1	30.6	6.5	21%	69.8	59.6	10.2	17%
Professional services	6.5	4.9	1.6	33%	12.1	10.0	2.1	21%

Total revenue	87.0	68.6	18.4	27%	158.6	133.8	24.8	19%

Operating costs and expenses
Cost of services and products	58.7	46.2	12.5	27%	104.6	91.0	13.6	15%
Selling, general and administrative	14.0	11.4	2.6	23%	26.6	22.8	3.8	17%
Depreciation and amortization	7.4	5.5	1.9	35%	13.1	10.1	3.0	30%
Restructuring charges	1.8	-	1.8	n/m	1.8	-	1.8	n/m

Total operating costs and expenses	81.9	63.1	18.8	30%	146.1	123.9	22.2	18%

Operating income	$5.1	$5.5	$(0.4)	(7%)	$12.5	$9.9	$2.6	26%

*	2009 amounts have been revised to present certain data center operations in the Technology Solutions segment that were previously reported in the Wireline segment.

Cincinnati Bell Inc.
Segment Information*
(Unaudited)
(Dollars in millions)

	Three Months				Six Months
	Ended June 30,		Change		Ended June 30,		Change
	2010	2009	$	%	2010	2009	$	%
Revenue
Wireline*	$186.7	$191.5	$(4.8)	(3%)	$374.4	$385.0	$(10.6)	(3%)
Wireless	73.7	76.5	(2.8)	(4%)	146.9	152.8	(5.9)	(4%)
Technology Solutions*	87.0	68.6	18.4	27%	158.6	133.8	24.8	19%
Eliminations	(8.8)	(9.0)	0.2	(2%)	(17.6)	(18.5)	0.9	(5%)

Total revenue	$338.6	$327.6	$11.0	3%	$662.3	$653.1	$9.2	1%

Cost of Services and Products
Wireline*	$63.0	$62.1	$0.9	1%	$126.9	$124.4	$2.5	2%
Wireless	32.3	39.2	(6.9)	(18%)	64.4	79.9	(15.5)	(19%)
Technology Solutions*	58.7	46.2	12.5	27%	104.6	91.0	13.6	15%
Eliminations	(8.0)	(8.4)	0.4	(5%)	(16.0)	(17.2)	1.2	(7%)

Total cost of services and products	$146.0	$139.1	$6.9	5%	$279.9	$278.1	$1.8	1%

Selling, General and Administrative
Wireline*	$35.9	$37.0	$(1.1)	(3%)	$71.2	$76.2	$(5.0)	(7%)
Wireless	14.3	16.2	(1.9)	(12%)	28.7	34.0	(5.3)	(16%)
Technology Solutions*	14.0	11.4	2.6	23%	26.6	22.8	3.8	17%
Corporate and eliminations	3.0	6.2	(3.2)	(52%)	7.9	11.7	(3.8)	(32%)

Total selling, general and administrative	$67.2	$70.8	$(3.6)	(5%)	$134.4	$144.7	$(10.3)	(7%)

Depreciation and Amortization
Wireline*	$25.5	$25.6	$(0.1)	(0%)	$50.9	$50.9	$-	0%
Wireless	8.3	10.3	(2.0)	(19%)	17.3	19.6	(2.3)	(12%)
Technology Solutions*	7.4	5.5	1.9	35%	13.1	10.1	3.0	30%
Corporate	0.1	0.1	-	0%	0.2	0.2	-	0%

Total depreciation and amortization	$41.3	$41.5	$(0.2)	(0%)	$81.5	$80.8	$0.7	1%

Restructuring Charges (Gains) and Acquisition Costs
Wireline	$3.3	$0.6	$2.7	n/m	$3.3	$(6.5)	$9.8	n/m
Wireless	-	-	-	n/m	-	-	-	n/m
Technology Solutions	1.8	-	1.8	n/m	1.8	-	1.8	n/m
Corporate	9.2	-	9.2	n/m	9.2	0.1	9.1	n/m

Total restructuring charges (gains) and acquisition costs	$14.3	$0.6	$13.7	n/m	$14.3	$(6.4)	$20.7	n/m

Operating Income
Wireline*	$59.0	$66.2	$(7.2)	(11%)	$122.1	$140.0	$(17.9)	(13%)
Wireless	18.8	10.8	8.0	74%	36.5	19.3	17.2	89%
Technology Solutions*	5.1	5.5	(0.4)	(7%)	12.5	9.9	2.6	26%
Corporate	(13.1)	(6.9)	(6.2)	90%	(18.9)	(13.3)	(5.6)	42%

Total operating income	$69.8	$75.6	$(5.8)	(8%)	$152.2	$155.9	$(3.7)	(2%)

*	2009 amounts have been revised to present certain data center operations in the Technology Solutions segment that were previously reported in the Wireline segment.

Cincinnati Bell Inc.
Segment Metric Information
(Unaudited)

	June 30,	December 31,
	2010	2009
(in thousands)

Local access lines	699.0	723.5

High-speed internet subscribers
DSL subscribers	233.2	233.8
Fiber subscribers	15.8	10.2

	249.0	244.0

Fiber entertainment subscribers	17.0	11.1

Wireless subscribers
Postpaid wireless subscribers	357.4	379.1
Prepaid wireless subscribers	152.4	154.0

	509.8	533.1

Long distance lines
Consumer long distance lines	322.4	331.9
Business long distance lines	173.6	176.4

	496.0	508.3

Data Center and Managed Services*
Data center capacity (in square feet)	621,000	446,000
Utilization rate**	86%	87%

*	December 31, 2009 amounts have been adjusted for certain data center operations that were previously reported in the Wireline segment.

**

Data center utilization is calculated by dividing data center square footage that is committed contractually to customers by total data center square footage. Some data center square footage that is committed contractually may not yet be billing to the customer.

Cincinnati Bell Inc.
Local Access Line Detail
(Unaudited)
(In thousands)

	2008				2009				2010
	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q	1Q	2Q
Local Access Lines

In-Territory:
Primary Residential	441.2	427.6	414.5	403.6	392.2	382.8	371.6	362.1	354.1	345.5
Secondary Residential	30.7	29.5	28.4	27.2	25.8	24.8	23.6	22.7	21.8	20.8
Business/ Other	284.3	283.4	280.2	277.7	274.3	271.5	268.9	265.4	261.9	258.7
Total In-Territory	756.2	740.5	723.1	708.5	692.3	679.1	664.1	650.2	637.8	625.0

Out-of-Territory:
Primary Residential	32.8	32.7	33.7	34.9	35.4	34.8	34.3	33.3	32.9	32.5
Secondary Residential	1.4	1.3	1.3	1.3	1.3	1.2	1.2	1.1	1.1	1.1
Business/ Other	30.2	31.2	33.3	35.0	36.3	37.4	38.2	38.9	39.9	40.4
Total Out-of-Territory	64.4	65.2	68.3	71.2	73.0	73.4	73.7	73.3	73.9	74.0

Total Access Lines	820.6	805.7	791.4	779.7	765.3	752.5	737.8	723.5	711.7	699.0

Cincinnati Bell Inc.
Net Debt and Common Shares Outstanding
(Unaudited)
(Dollars and shares in millions)

	June 30,	December 31,	Change
	2010	2009	$	%

Credit facility, Tranche B Term Loan	$758.1	$204.9	553.2	n/m
8 3/8% Senior Subordinated Notes due 2014	-	569.8	(569.8)	n/m
7% Senior Notes due 2015	251.8	252.3	(0.5)	(0%)
8 1/4% Senior Notes due 2017	500.0	500.0	-	0%
8 3/4% Senior Subordinated Notes due 2018	625.0	-	625.0	n/m
7 1/4% Senior Notes due 2023	40.0	40.0	-	0%
Accounts receivable securitization facility	10.0	85.9	(75.9)	(88%)
Various Cincinnati Bell Telephone notes	207.5	207.5	-	0%
Capital leases and other debt	137.4	125.5	11.9	9%
Net unamortized discount	(38.2)	(6.8)	(31.4)	n/m

Total debt	2,491.6	1,979.1	512.5	26%

Less: Interest rate swap adjustment	(4.3)	(14.6)	10.3	(71%)
Less: Cash and cash equivalents	(17.1)	(23.0)	5.9	(26%)

Net debt (as defined by the company)	$2,470.2	$1,941.5	$528.7	27%

Credit facility availability	$185.2	$185.5	$(0.3)	(0%)

Common shares outstanding	201.6	200.4	1.2	1%

Cincinnati Bell Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in millions)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Cash provided by operating activities	$54.6	$112.0	$125.4	$170.5

Capital expenditures	(30.9)	(48.5)	(58.2)	(94.2)
Acquisitions of businesses	(524.6)	-	(525.0)	(3.4)
Other, net	0.3	0.4	0.4	1.0

Cash used in investing activities	(555.2)	(48.1)	(582.8)	(96.6)

Issuance of long-term debt	735.1	-	1,351.3	-
Change in corporate credit and receivables facilities, net	10.0	(51.4)	(75.9)	(28.4)
Repayment of debt	(782.2)	(2.7)	(785.1)	(5.0)
Debt issuance costs	(19.8)	(4.4)	(32.7)	(4.4)
Preferred stock dividends	(2.6)	(2.6)	(5.2)	(5.2)
Common stock repurchase	-	(13.0)	-	(34.4)
Other, net	0.4	-	(0.9)	(0.6)

Cash provided by (used in) financing activities	(59.1)	(74.1)	451.5	(78.0)

Net decrease in cash and cash equivalents	(559.7)	(10.2)	(5.9)	(4.1)
Cash and cash equivalents at beginning of period	576.8	12.8	23.0	6.7

Cash and cash equivalents at end of period	$17.1	$2.6	$17.1	$2.6

Reconciliation of GAAP Cash Flow to
Free Cash Flow (as defined by the company)
Net decrease in cash and cash equivalents	$(559.7)	$(10.2)	$(5.9)	$(4.1)
Less adjustments:
Issuance of long-term debt	(735.1)	-	(1,351.3)	-
Change in corporate credit and receivables facilities, net	(10.0)	51.4	75.9	28.4
Repayment of debt	782.2	2.7	785.1	5.0
Debt issuance costs	19.8	4.4	32.7	4.4
Common stock repurchase	-	13.0	-	34.4
Acquisitions of businesses	524.6	-	525.0	3.4
Acquisition costs	9.1	-	9.1	-

Free cash flow (as defined by the company)	$30.9	$61.3	$70.6	$71.5

Income tax payments	$3.0	$3.1	$3.3	$5.1

Cincinnati Bell Inc.
Free Cash Flow (as defined by the company)
(Unaudited)
(Dollars in millions)

Free Cash Flow for the three months ended June 30, 2009	$61.3

Increase in Adjusted EBITDA	7.7
Decrease in capital expenditures	17.6
Increase in other interest payments	(32.9)
Change in working capital and other	(22.8)

Free Cash Flow for the three months ended June 30, 2010	$30.9

Free Cash Flow for the six months ended June 30, 2009	$71.5

Increase in Adjusted EBITDA	17.7
Decrease in capital expenditures	36.0
Proceeds received from terminated swaps in 2009	(10.5)
Increase in other interest payments	(20.7)
Change in working capital and other	(23.4)

Free Cash Flow for the six months ended June 30, 2010	$70.6

Cincinnati Bell Inc.
Capital Expenditures
(Unaudited)
(Dollars in millions)

	Three Months Ended
	Jun. 30, 2010	Mar. 31, 2010	Dec. 31, 2009	Sep. 30, 2009	Jun. 30, 2009

Wireline*	$22.4	$20.7	$32.0	$35.1	$37.0
Wireless	2.2	2.2	17.0	8.1	4.2
Technology Solutions*	6.3	4.4	4.4	4.2	7.2
Corporate	-	-	-	0.1	0.1
Total capital expenditures	$30.9	$27.3	$53.4	$47.5	$48.5

*	2009 amounts have been revised to present certain data center operations in the Technology Solutions segment that were previously reported in the Wireline segment.

Cincinnati Bell Inc.
Reconciliation of Adjusted EBITDA (Non-GAAP) to Net Income (GAAP)
(Unaudited)
(Dollars in millions)

	Three Months Ended June 30, 2010
	Wireline	Wireless	Technology Solutions	Corporate	Total Company

Net Income (GAAP)					$9.6
Add:
Income tax expense					7.2
Other expense, net					0.2
Interest expense					42.4
Loss on extinguishment of debt					10.4

Operating Income (GAAP)	$59.0	$18.8	$5.1	$(13.1)	$69.8
Add:
Depreciation and amortization	25.5	8.3	7.4	0.1	41.3
Restructuring charges	3.3	-	1.8	0.1	5.2
Acquisition costs	-	-	-	9.1	9.1

Adjusted EBITDA (Non-GAAP)	$87.8	$27.1	$14.3	$(3.8)	$125.4

	Three Months Ended June 30, 2009
	Wireline*	Wireless	Technology Solutions*	Corporate	Total Company

Net Income (GAAP)					$26.3
Add:
Income tax expense					17.7
Interest expense					31.3
Loss on extinguishment of debt					0.3

Operating Income (GAAP)	$66.2	$10.8	$5.5	$(6.9)	$75.6
Add:
Depreciation and amortization	25.6	10.3	5.5	0.1	41.5
Restructuring charges	0.6	-	-	-	0.6

Adjusted EBITDA (Non-GAAP)	$92.4	$21.1	$11.0	$(6.8)	$117.7

Year-over-year dollar change in Adjusted EBITDA	($4.6)	$6.0	$3.3	$3.0	$7.7

Year-over-year percentage change in Adjusted EBITDA	(5%)	28%	30%	(44%)	7%

	Six Months Ended June 30, 2010
	Wireline	Wireless	Technology Solutions	Corporate	Total Company

Net Income (GAAP)					$32.4
Add:
Income tax expense					29.8
Other expense, net					0.1
Interest expense					79.5
Loss on extinguishment of debt					10.4

Operating Income (GAAP)	$122.1	$36.5	$12.5	$(18.9)	$152.2
Add:
Depreciation and amortization	50.9	17.3	13.1	0.2	81.5
Restructuring charges	3.3	-	1.8	0.1	5.2
Acquisition costs	-	-	-	9.1	9.1

Adjusted EBITDA (Non-GAAP)	$176.3	$53.8	$27.4	$(9.5)	$248.0

	Six Months Ended June 30, 2009
	Wireline*	Wireless	Technology Solutions*	Corporate	Total Company

Net Income (GAAP)					$55.1
Add:
Income tax expense					37.4
Interest expense					63.1
Loss on extinguishment of debt					0.3

Operating Income (GAAP)	$140.0	$19.3	$9.9	$(13.3)	$155.9
Add:
Depreciation and amortization	50.9	19.6	10.1	0.2	80.8
Restructuring charges (gains)	(6.5)	-	-	0.1	(6.4)

Adjusted EBITDA (Non-GAAP)	$184.4	$38.9	$20.0	$(13.0)	$230.3

Year-over-year dollar change in Adjusted EBITDA	($8.1)	$14.9	$7.4	$3.5	$17.7

Year-over-year percentage change in Adjusted EBITDA	(4%)	38%	37%	(27%)	8%

*	2009 amounts have been revised to present certain data center operations in the Technology Solutions segment that were previously reported in the Wireline segment.

Cincinnati Bell Inc.
Calculation of CyrusOne Pro Forma Revenue, Operating Income, and Adjusted EBITDA
(Unaudited)
(Dollars in millions)

	Three Months Ended June 30,
	2010	2009
Pro Forma Second Quarter Revenue
Revenue for 20-day period June 11-June 30, 2010	$4.2	$-
Revenue for period April 1-June 10, 2010	14.9	-
Revenue for period April 1-June 30, 2009	-	13.6
Pro forma adjustments for purchase price allocation	(0.7)	(0.5)
Pro Forma Second Quarter Revenue	$18.4	$13.1

Annualized Pro Forma Second Quarter Revenue	$73.6	$52.4

	Three Months Ended June 30,
	2010	2009
Pro Forma Second Quarter Operating Income
Operating income for 20-day period June 11-June 30, 2010	$1.3	$-
Operating income for period April 1-June 10, 2010	6.0	-
Operating income for period April 1-June 30, 2009	-	5.3
Pro forma adjustments for purchase price allocation	(1.7)	(3.1)
Pro Forma Second Quarter Operating Income	$5.6	$2.2

Annualized Pro Forma Second Quarter Operating Income	$22.4	$8.8

	Three Months Ended June 30,
	2010	2009
Pro Forma Second Quarter Depreciation and Amortization
Depreciation and amortization for 20-day period June 11-June 30, 2010	$1.2	$-
Depreciation and amortization for period April 1-June 10, 2010	2.6	-
Depreciation and amortization for period April 1-June 30, 2009	-	1.3
Pro forma adjustments for purchase price allocation	1.1	2.3
Pro Forma Second Quarter Depreciation and Amortization	$4.9	$3.6

Annualized Pro Forma Second Quarter Depreciation and Amortization	$19.6	$14.4

	Three Months Ended June 30,
	2010	2009
Pro Forma Second Quarter Adjusted EBITDA
Pro forma second quarter operating income	$5.6	$2.2
Pro forma second quarter depreciation and amortization	4.9	3.6
Pro Forma Second Quarter Adjusted EBITDA	$10.5	$5.8

Annualized Pro Forma Second Quarter Adjusted EBITDA	$42.0	$23.2

Cincinnati Bell Inc.
Normalized Statements of Operations (Non-GAAP) - Reconciliation to Reported Results
(Unaudited)
(Dollars in millions, except per share amounts)

		Special Items

					Three
	Three				Months Ended
	Months Ended				June 30, 2010
	June 30, 2010	Loss on		Acquisition	Before Special Items
	(GAAP)	Extinguishment of Debt	Restructuring	Costs	(Non-GAAP)
		A	B	C
Revenue	$338.6	$-	$-	$-	$338.6

Costs and expenses
Cost of services and products	146.0	-	-	-	146.0
Selling, general and administrative	67.2	-	-	-	67.2
Depreciation and amortization	41.3	-	-	-	41.3
Restructuring charges	5.2	-	(5.2)	-	-
Acquisition costs	9.1	-	-	(9.1)	-
Operating income	69.8	-	5.2	9.1	84.1

Interest expense	42.4	-	-	-	42.4
Loss on extinguishment of debt	10.4	(10.4)	-	-	-
Other expense, net	0.2	-	-	-	0.2

Income before income taxes	16.8	10.4	5.2	9.1	41.5
Income tax expense	7.2	4.2	2.1	3.6	17.1

Net income	9.6	6.2	3.1	5.5	24.4

Preferred stock dividends	2.6	-	-	-	2.6

Net income applicable to common shareowners	$7.0	$6.2	$3.1	$5.5	$21.8

Weighted average diluted common shares	205.7	205.7	205.7	205.7	205.7

Diluted earnings per common share	$0.03	$0.03	$0.02	$0.03	$0.11

Normalized results have been adjusted for the following (pretax adjustments are tax effected at 40%):

A	Loss on extinguishment of the 8 3/8% Senior Subordinated Notes due 2014 and Tranche B Term Loan.
B	Future lease costs of abandoned office space and costs associated with expense reduction plans.
C	Costs related to CyrusOne acquisition.

Cincinnati Bell Inc.
Normalized Statements of Operations (Non-GAAP) - Reconciliation to Reported Results
(Unaudited)
(Dollars in millions, except per share amounts)

		Special Item
	Three Months Ended June 30, 2009 (GAAP)	Restructuring	Three Months Ended June 30, 2009 Before Special Item (Non-GAAP)
		A
Revenue	$327.6	$-	$327.6

Costs and expenses
Cost of services and products	139.1	-	139.1
Selling, general and administrative	70.8	-	70.8
Depreciation and amortization	41.5	-	41.5
Restructuring charges	0.6	(0.6)	-
Operating income	75.6	0.6	76.2

Interest expense	31.3	-	31.3
Loss on extinguishment of debt	0.3	-	0.3

Income before income taxes	44.0	0.6	44.6
Income tax expense	17.7	0.2	17.9

Net income	26.3	0.4	26.7

Preferred stock dividends	2.6	-	2.6

Net income applicable to common shareowners	$23.7	$0.4	$24.1

Weighted average diluted common shares	215.6	215.6	215.6

Diluted earnings per common share	$0.11	$0.00	$0.11

Normalized results have been adjusted for the following (pretax adjustments are tax effected at 40%):

A	Charge related to voluntary early retirement program for union and management employees.

Cincinnati Bell Inc.
Normalized Statements of Operations (Non-GAAP) - Reconciliation to Reported Results
(Unaudited)
(Dollars in millions, except per share amounts)

		Special Items
	Six Months Ended June 30, 2010 (GAAP)	Loss on Extinguishment of Debt	Restructuring	Acquisition Costs	Prescription Drug Subsidy	Six Months Ended June 30, 2010 Before Special Items (Non-GAAP)
		A	B	C	D
Revenue	$662.3	$-	$-		$-	$662.3

Costs and expenses
Cost of services and products	279.9	-	-	-	-	279.9
Selling, general and administrative	134.4	-	-	-	-	134.4
Depreciation and amortization	81.5	-	-	-	-	81.5
Restructuring charges	5.2	-	(5.2)	-	-	-
Acquisition costs	9.1	-	-	(9.1)	-	-
Operating income	152.2	-	5.2	9.1	-	166.5

Interest expense	79.5	-	-	-	-	79.5
Loss on extinguishment of debt	10.4	(10.4)				-
Other expense, net	0.1	-	-	-	-	0.1

Income before income taxes	62.2	10.4	5.2	9.1	-	86.9
Income tax expense	29.8	4.2	2.1	3.6	(3.9)	35.8

Net income	32.4	6.2	3.1	5.5	3.9	51.1

Preferred stock dividends	5.2	-	-		-	5.2

Net income applicable to common shareowners	$27.2	$6.2	$3.1	$5.5	$3.9	$45.9

Weighted average diluted common shares	205.2	205.2	205.2	205.2	205.2	205.2

Diluted earnings per common share	$0.13	$0.03	$0.02	$0.03	$0.02	$0.22

Normalized results have been adjusted for the following (pretax adjustments are tax effected at 40%):

A	Loss on extinguishment of the 8 3/8% Senior Subordinated Notes due 2014 and Tranche B Term Loan.
B	Future lease costs of abandoned office space and costs associated with expense reduction plans.
C	Costs related to CyrusOne acquisition.
D	Charge for a change in federal tax law related to retiree Medicare drug subsidies.

Cincinnati Bell Inc.
Normalized Statements of Operations (Non-GAAP) - Reconciliation to Reported Results
(Unaudited)
(Dollars in millions, except per share amounts)

		Special Item
	Six Months Ended June 30, 2009 (GAAP)	Restructuring	Six Months Ended June 30, 2009 Before Special Item (Non-GAAP)
		A
Revenue	$653.1	$-	$653.1

Costs and expenses
Cost of services and products	278.1	-	278.1
Selling, general and administrative	144.7	-	144.7
Depreciation and amortization	80.8	-	80.8
Restructuring gains	(6.4)	6.4	-
Operating income	155.9	(6.4)	149.5

Interest expense	63.1	-	63.1
Loss on extinguishment of debt	0.3	-	0.3

Income before income taxes	92.5	(6.4)	86.1
Income tax expense	37.4	(2.6)	34.8

Net income	55.1	(3.8)	51.3

Preferred stock dividends	5.2	-	5.2

Net income applicable to common shareowners	$49.9	$(3.8)	$46.1

Weighted average diluted common shares	220.4	220.4	220.4

Diluted earnings per common share	$0.23	$(0.02)	$0.21

Normalized results have been adjusted for the following (pretax adjustments are tax effected at 40%):

A

Curtailment gains primarily related to changes in the pension and postretirement plans announced in February 2009, and charges related to voluntary early retirement program for union and management employees.

Cincinnati Bell Inc.
Reconciliation of Adjusted EBITDA (Non-GAAP) Guidance to Operating Income (GAAP) Guidance
(Unaudited)
(Dollars in millions)

2010 Operating Income (GAAP) Guidance	$315

Add:
Depreciation and amortization	171
Restructuring charges	5
Acquisition costs	9

2010 Adjusted EBITDA Guidance	$500	*

* Plus or minus 2 percent.

CONTACT:
Cincinnati Bell Inc.
Investor / Media contact:
Kurt Freyberger, 513-397-1055
kurt.freyberger@cinbell.com